Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Dex Media, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-189942) and Forms S-8 (Nos. 333-191148, 333-191147 and 333-201000) of Dex Media, Inc. of our report dated March 18, 2013, with respect to the consolidated statements of comprehensive income (loss), changes in shareholder’s equity (deficit) and cash flows of Dex One Corporation for the year ended December 31, 2012, and all related financial statement schedules, which report appears in the December 31, 2014 annual report on Form 10-K of Dex Media, Inc.
Our report dated March 18, 2013, with respect to the consolidated statements of comprehensive income (loss), changes in shareholder’s equity (deficit) and cash flows of Dex One Corporation for the year ended December 31, 2012 includes an explanatory paragraph expressing substantial doubt about Dex One Corporation’s ability to continue as a going concern.
/s/ KPMG LLP
Raleigh, North Carolina
March 16, 2015